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EXHIBIT 23.1

[LETTERHEAD OF WAKEFIELD QUIN]

        We hereby consent to the use of our name and opinion referenced in Amendment No. 3 to the Annual Report on Form 10-K/A of Glengarry Holdings Limited dated July 24, 2002, including any future amendments thereof, which appears under the section entitled, "Risk Factors — Unenforceability of Certain United States Judgments — We are Incorporated in Bermuda, and, as a Result, it may not be Possible for Shareholders to Enforce Civil Liability Provisions of Securities Laws of the United States."

/s/ Wakefield Quin
Wakefield Quin
Hamilton, Bermuda
July 24, 2002

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  EXHIBIT 23.1
[LETTERHEAD OF WAKEFIELD QUIN]